For further information: Paula Waters, VP, Investor Relations 504/576-4380 pwater1@entergy.com
INVESTOR NEWS
Feb. 5, 2015
ENTERGY REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS,
INITIATES 2015 OPERATIONAL EARNINGS GUIDANCE
Highlights: deployment of capital plan, sales growth to maintain rate advantage, progress at Indian Point

NEW ORLEANS - Entergy Corporation (NYSE: ETR) reported fourth quarter 2014 EPS of $0.66 on an as-reported basis and $0.75 on an operational basis and full year EPS of $5.22 on an as-reported basis and $5.83 on an operational basis, as shown in Table 1. More detail on quarterly and full year results can be found beginning on page 2.

“Entergy delivered on its plan in 2014,” said Chairman and CEO Leo Denault. “At the Utility, we began the deployment of our capital program via the proposed purchase of the Union Power Station and the start of commercial operations at Ninemile 6, the Utility’s first self-build plant in three decades. We resolved two important rate cases, in Mississippi and Texas. And we did all this while keeping our rates low - about 20 percent below the national average across all classes. At EWC, we improved plant operations and made progress in resolving uncertainty at Indian Point. And our risk management and hedging activities delivered substantial value for our owners, particularly during periods of market volatility. As a result, we realized operational EPS growth of nearly nine percent, well above original guidance. Importantly, we also captured a top-quartile position on total shareholder return.”

He continued, “This year, despite some challenges, we can say with confidence that the fundamentals of our business are strong. We have a compelling capital plan to strengthen our operations, and to meet a very real opportunity. We fully expect to continue to deliver on this plan in 2015, and years to come.”

Table 1: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2014 vs. 2013
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2014	2013	Change	2014	2013	Change
As-Reported Earnings	0.66	0.82	(0.16)	5.22	3.99	1.23
Less Special Items	(0.09)	(0.18)	0.09	(0.61)	(1.37)	0.76
Operational Earnings	0.75	1.00	(0.25)	5.83	5.36	0.47
Weather Impact	0.05	0.11	(0.06)	0.07	—	0.07

.
Operational Earnings Highlights for Fourth Quarter 2014

•	Utility results were lower driven by increased non-fuel O&M expense, a higher effective income tax rate and an asset write-off; these decreases were partially offset by higher net revenue.

•	EWC earnings decreased due to a fourth quarter 2013 gain on sale of the District Energy business and lower other income; these items were partially offset by higher net revenue.

•	Parent & Other results improved due primarily to fourth quarter 2013 income tax expense associated with the EWC gain on sale.

Other business highlights include the following:

•	Entergy initiated 2015 operational EPS guidance at $5.10 to $5.90, including updated assumptions for lower northeast power prices and effective income tax rates.

•	The Utility announced two major investments - the Union CCGT and the Lake Charles Transmission Project.

•	Ninemile 6, a 560 MW CCGT was place in service on December 24th. The project was completed under budget and ahead of schedule.

•	A New York State appellate court ruled that Indian Point is grandfathered under the state’s Coastal Management Program; New York State Department of State’s motion for reargument or appeal is pending.

A teleconference will be held at 9 a.m. CST on Thursday, Feb. 5, 2015, to discuss Entergy’s fourth quarter and full year 2014 earnings announcement and the company’s financial performance. The teleconference may be accessed by visiting Entergy’s website at www.entergy.com or by dialing (855) 893-9849, conference ID 62430843, no more than 15 minutes prior to the start of the call. The presentation slides are also posted to Entergy’s website concurrent with this release, which was issued before market open on the day of the call. A replay of the teleconference will be available on Entergy’s website at www.entergy.com and by telephone. The telephone replay will be available through Feb. 12, 2015, by dialing (855) 859-2056, conference ID 62430843. This release and presentation slides are also available on the Entergy Investor Relations mobile web app at enter.gy/ir.

I.	Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated EPS for fourth quarter and year-to-date 2014 versus 2013, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings. A detailed discussion of the factors driving quarterly and year-to-date results at each business segment follows.

Table 2: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures Fourth Quarter and Year-to-Date 2014 vs. 2013 (see Appendix D for definitions of certain measures)
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2014	2013	Change	2014	2013	Change
As-Reported
Utility	0.60	0.90	(0.30)	4.60	4.64	(0.04)
EWC	0.31	0.24	0.07	1.62	0.24	1.38
Parent & Other	(0.25)	(0.32)	0.07	(1.00)	(0.89)	(0.11)
Consolidated As-Reported Earnings	0.66	0.82	(0.16)	5.22	3.99	1.23

Less Special Items
Utility	(0.01)	0.04	(0.05)	(0.04)	(0.16)	0.12
EWC	(0.08)	(0.24)	0.16	(0.57)	(1.23)	0.66
Parent & Other	—	0.02	(0.02)	—	0.02	(0.02)
Consolidated Special Items	(0.09)	(0.18)	0.09	(0.61)	(1.37)	0.76

Operational
Utility	0.61	0.86	(0.25)	4.64	4.80	(0.16)
EWC	0.39	0.48	(0.09)	2.19	1.47	0.72
Parent & Other	(0.25)	(0.34)	0.09	(1.00)	(0.91)	(0.09)
Consolidated Operational Earnings	0.75	1.00	(0.25)	5.83	5.36	0.47
Weather Impact	0.05	0.11	(0.06)	0.07	—	0.07

Detailed earnings variance analyses are included in Appendix A-1 and Appendix A-2 to this release. In addition, Appendix A-3 provides details of special items shown in Table 2 above.

Consolidated Operating Cash Flow

Entergy’s operating cash flow in fourth quarter 2014 was $998 million compared to $990 million in fourth quarter 2013. Intercompany income tax payments contributed to the line of business variances, but netted to a smaller number at the consolidated level.

For the year, Entergy’s operating cash flow was $3,890 million in 2014 versus $3,189 million in 2013. The major drivers for the year-over-year increase included:

•	Higher EWC and Utility net revenue,

•	The receipt of $310 million proceeds to reimburse Hurricane Isaac costs in third quarter 2014,

•	Lower income tax payments (period-over-period intercompany income tax payments contributed to the line of business variances, but netted to a smaller number at the consolidated level) and

•	Spending in 2013 related to the generator stator incident at ANO.

The increase was partially offset by higher pension contributions, receipt of proceeds from the DOE in second and third quarters 2013 resulting from litigation regarding storage of spent nuclear fuel and higher spending on nuclear refueling outages.

Table 3 provides the components of operating cash flow contributed by each business with current quarter and year-to-date comparisons.

Table 3: Consolidated Operating Cash Flow
Fourth Quarter and Year-to-Date 2014 vs. 2013
(U.S. $ in millions)
	Fourth Quarter			Year-to-Date
	2014	2013	Change	2014	2013	Change
Utility	1,076	906	170	3,319	2,208	1,111
EWC	178	195	(17)	1,034	730	304
Parent & Other	(256)	(111)	(145)	(463)	251	(714)
Total Operating Cash Flow	998	990	8	3,890	3,189	701

Totals may not foot due to rounding.

II.	Utility

In fourth quarter 2014, Utility earnings were $0.60 per share on an as-reported basis and $0.61 per share on an operational basis, compared to fourth quarter 2013 as-reported EPS of $0.90 and operational EPS of $0.86. The quarter-over-quarter decrease in operational EPS was driven by higher non-fuel O&M, a higher effective income tax rate and an asset write-off, partially offset by increased net revenue. Fourth quarter 2014 results included a write-off stemming from some regulatory uncertainty regarding the Waterford 3 steam generator replacement prudence review. That issue is still pending before the LPSC.

Non-fuel O&M was higher quarter-over-quarter reflecting increased nuclear and fossil generation spending, a portion of which was related to quarterly timing variances. MISO RTO administration fees, energy efficiency spending and storm reserve accruals were also higher (these items had offsets in net revenue). These expense increases were partially offset by lower compensation and benefits expenses.

Utility net revenue was higher than the same quarter in the prior year. The effect of rate adjustments and weather-adjusted sales growth contributed to the increase. A portion of the variance attributable to rate adjustments was offset in other line items outside of net revenue, including non-fuel O&M. Weather had a positive effect in both periods, but was less favorable in fourth quarter 2014 than fourth quarter 2013.

Billed retail sales increased 2.4 percent on a weather-adjusted basis. The increase was attributable largely to 6.7 percent growth in the industrial customer class. The large chemicals segment drove approximately one-third of total industrial growth, due largely to the expansion of a chlor-alkali customer. Petroleum refining also saw solid quarter-over-quarter growth. Small industrials also contributed to the increase.

Retail electric sales in billed GWhs by customer class are summarized in Table 4. Fourth quarter 2014 sales reflected the following:

•	Residential sales, on a weather-adjusted basis, decreased (1.4) percent compared to fourth quarter 2013.

•	Weather-adjusted commercial and governmental sales increased 0.4 percent quarter over quarter.

•	Industrial sales in the fourth quarter increased 6.7 percent compared to the same quarter of 2013.

For the year 2014, the Utility earned $4.60 per share on an as-reported basis and $4.64 per share on an operational basis, compared to $4.64 per share on an as-reported basis and $4.80 per share on an operational basis in 2013. There were several key drivers for the year-over-year decrease. The effective income tax rate for the Utility was higher due largely to income tax items in 2013. Non-fuel O&M also increased in 2014 versus 2013. In addition to the Waterford

3 write-off noted above, third quarter 2014 results included a regulatory charge related to the settlement of EMI’s general rate case. Higher interest and decommissioning expenses also contributed to the decline.

These decreases were partially offset by higher net revenue due largely to price and sales growth, including the effects of weather. A portion of the price variance was offset in other line items outside of net revenue, including non-fuel O&M.

For the year, billed retail sales increased 2.3 percent on a weather-adjusted basis. The increase was attributable largely to 5.0 percent growth in the industrial customer class. Three segments - chemicals, petroleum refining and pulp and paper - provided nearly 60 percent of the year’s total industrial growth. The increases mostly came from existing customers, including expansions and the effects of outages. New customers accounted for approximately 7 percent of the total industrial increase.

Table 4 provides a comparative summary of Utility operational performance measures.

Table 4: Utility Operational Performance Measures
Fourth Quarter and Year-to-Date 2014 vs. 2013 (see Appendix D for definitions of certain measures)

	Fourth Quarter				Year-to-Date
	2014	2013	% Change	% Weather Adjusted	2014	2013	% Change	% Weather Adjusted
GWh billed
Residential	7,770	8,089	(3.9)%	(1.4)%	35,932	35,169	2.2%	0.1%
Commercial and governmental	7,583	7,647	(0.8)%	0.4%	31,255	30,959	1.0%	1.1%
Industrial	11,087	10,389	6.7%	6.7%	43,723	41,653	5.0%	5.0%
Total Retail Sales	26,440	26,125	1.2%	2.4%	110,910	107,781	2.9%	2.3%
Wholesale	3,105	1,133	174.1%		9,462	3,020	213.3%
Total Sales	29,545	27,258	8.4%		120,372	110,801	8.6%
Non-fuel O&M per MWh (a)	$22.48	$21.99	2.3%		$19.79	$20.98	(5.7)%
Number of electric retail customers
Residential					2,409,732	2,395,267	0.6%
Commercial and governmental					362,381	359,140	0.9%
Industrial					46,177	45,789	0.8%
Total Retail Customers					2,818,290	2,800,196	0.6%

(a)Fourth quarter and year-to-date 2013 excluded the special item associated with the proposed spin-merge of the transmission business. Fourth quarter and year-to-date 2013 and 2014 excluded the special item for HCM implementation expenses.

See webcast presentation appendix slides for information on select regulatory cases.

III.	EWC

EWC operational adjusted EBITDA was $183 million in fourth quarter 2014, compared to $133 million in the same period a year ago, as shown in Table 5. The quarter-over-quarter increase was due to higher net revenue partially offset by the gain on sale of the District Energy business in fourth quarter 2013.

The higher EWC net revenue reflected a 20 percent higher realized price for EWC’s nuclear fleet, at $53 per MWh in fourth quarter 2014 compared to $44 per MWh in the prior period. The higher realized price was driven largely by mark-to-market activity, which was negative last year and positive in the current quarter. Quarter-over quarter, lower energy pricing and higher capacity pricing netted to a slight negative. Partially offsetting the price variance was lower nuclear production. The nuclear capacity factor decreased to 95 percent in the current quarter from 97 percent a year ago due to planned activities including the ramp down of VY and seven refueling outage days at FitzPatrick compared to no refueling outages in fourth quarter 2013.

For the year, EWC operational adjusted EBITDA was $950 million compared to $553 million in 2013. Drivers for the year-over-year increase included higher net revenue and lower non-fuel O&M. Partially offsetting was the 2013 gain on sale of District Energy.

Net revenue in 2014 versus 2013 reflected benefits from EWC’s asymmetric hedging strategy and focus on operational improvements. Energy and capacity pricing were higher, including significantly higher realized wholesale energy prices in first quarter 2014. Mark-to-market revenues from hedging activity also contributed. Nuclear volume also increased with a 91 percent capacity factor for the year compared to 89 percent in 2013, driven by approximately 90 fewer forced outage days, partially offset by an increase in refueling outage days and the planned ramp down for VY.

Table 5: EWC Operational Adjusted EBITDA - Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2014 vs. 2013 (see Appendix D for definitions of certain measures)
($ in millions)
	Fourth Quarter			Year-to-Date
	2014	2013	Change	2014	2013	Change
Net income	58	42	16	295	43	252
Add back: interest expense	5	5	—	17	16	1
Add back: income tax expense	36	(12)	48	177	(77)	254
Add back: depreciation and amortization	63	61	2	276	216	60
Subtract: interest and investment income	37	66	(29)	114	138	(24)
Add back: decommissioning expense	38	33	5	142	125	17
Adjusted EBITDA	162	63	99	792	185	607
Add back: special item for HCM implementation expenses (pre-tax)	1	19	(18)	3	24	(21)
Add back: special item resulting from the decision to close VY (pre-tax)	20	52	(32)	154	343	(189)
Operational adjusted EBITDA	183	133	50	950	553	397

Totals may not foot due to rounding.

EWC as-reported results were $0.31 per share on an as-reported basis and $0.39 per share on an operational basis for fourth quarter 2014, compared to fourth quarter 2013 as-reported earnings of $0.24 per share and operational earnings of $0.48 per share. The decrease in operational earnings was driven by lower other income. Fourth quarter 2013 and 2014 results included realized decommissioning trust earnings, which are directly reinvested into the trust funds; the benefit in fourth quarter 2014 was less than the benefit in 2013. This decrease was partially offset by higher operational adjusted EBITDA.

For the year, EWC EPS were $1.62 on an as-reported basis and $2.19 on an operational basis, compared to as-reported earnings of $0.24 per share and operational earnings of $1.47 per share in 2013. The year-over-year increase in operational earnings was driven by higher operational adjusted EBITDA. Higher depreciation and decommissioning expenses, a higher effective income tax rate and lower other income provided a partial offset.

Table 6 provides a comparative summary of EWC operational performance measures.

Table 6: EWC Operational Performance Measures
Fourth Quarter and Year-to-Date 2014 vs. 2013 (see Appendix D for definitions of certain measures)

	Fourth Quarter			Year-to-Date
	2014	2013	% Change	2014	2013	% Change
Owned capacity (MW) (b)	6,068	6,068	—	6,068	6,068	—
GWh billed	11,550	11,938	(3.3)%	44,424	45,127	(1.6)%
Net revenue ($ millions)	521	432	20.6%	2,224	1,802	23.4%
Average realized revenue per MWh	$53.64	$45.05	19.1%	$60.84	$50.86	19.6%
Non-fuel O&M per MWh (c)	$25.78	$25.10	2.7%	$25.34	$25.32	0.1%

EWC Nuclear Fleet
Capacity factor	95%	97%	(2.1)%	91%	89%	2.2%
GWh billed	10,635	10,858	(2.1)%	40,253	40,167	0.2%
Average realized revenue per MWh	$53.17	$44.15	20.4%	$60.35	$50.15	20.3%
Production cost per MWh (c)	$26.18	$25.37	3.2%	$26.44	$26.35	0.3%
Refueling outage days
FitzPatrick	7	—		44	—
IP2	—	—		24	—
IP3	—	—		—	28
Palisades	—	—		56	—
Pilgrim	—	—		—	45
VY	—	—		—	27

(b) Fourth quarter and year-to-date 2014 include capacity for VY, which was retired in December 2014 (605 MW).
(c) Fourth quarter and year-to-date 2013 and 2014 excluded the effects of the special item for HCM implementation expenses and special items in non-fuel O&M resulting from the decision to close VY.

Table 7 provides information on current forward capacity and generation contracts for EWC’s fleet. Positions that are no longer classified as hedges are netted in the percent of planned generation under contract. Table 7 also provides total energy and capacity revenue projections using market prices as of Dec. 31, 2014, except for the currently illiquid NYISO LHV capacity zone where internal projections are used. EWC uses a combination of forward physical and financial contracts including swaps, collars and put and/or call options to manage certain risks of that business including forward commodity price as well as operational and liquidity risks. Certain hedge volumes have price downside and upside relative to market price movements. The contracted minimum, current expected value and sensitivities are provided to show potential variations. The sensitivities may not reflect the total upside potential from higher market prices. Information contained in Table 7 represents projections at a point in time and will vary over time based on numerous factors, such as future market prices, contracting activities and generation.

Table 7: EWC Capacity and Generation
2015 through 2019 (see Appendix D for definitions of certain measures)
(Based on market prices as of Dec. 31, 2014) (d)
	2015	2016	2017	2018	2019
EWC Nuclear Portfolio
Energy
Planned TWh of generation	35	36	35	35	36
Percent of planned generation under contract
Unit-contingent	47%	23%	14%	14%	16%
Unit-contingent with availability guarantees	18%	17%	18%	3%	3%
Firm LD	40%	34%	7%	—	—
Offsetting positions	(19)%	—	—	—	—
Total	86%	74%	39%	17%	19%
Average revenue per MWh on contracted volumes
Minimum	$47	$47	$48	$56	$57
Expected based on current market prices	$48	$49	$50	$56	$57
Sensitivity: -/+ $10 per MWh market price change	$47 - $50	$47 - $53	$49 - $53	$56	$57

Capacity
Planned net MW in operation	4,406	4,406	4,406	4,406	4,406
Percent of capacity sold forward
Bundled capacity and energy contracts	18%	18%	18%	18%	18%
Capacity contracts	30%	15%	16%	7%	—
Total	48%	33%	34%	25%	18%
Average revenue under contract per kW-month (applies to capacity contracts only)	$3.9	$3.4	$5.6	$7.0	—

Total Nuclear Energy and Capacity Revenues
Expected sold and market total revenue per MWh	$53	$50	$50	$51	$53
Sensitivity: -/+ $10 per MWh market price change	$51 - $56	$46 - $56	$44 - $57	$43 - $60	$45 - $61

EWC Non-Nuclear Portfolio
Energy
Planned TWh of generation	5	6	6	6	6
Percent of planned generation under contract
Cost-based contracts	38%	36%	34%	34%	34%
Firm LD	7%	7%	7%	7%	7%
Total (e)	45%	43%	41%	41%	41%

Capacity
Planned net MW in operation	1,052	1,052	977	977	977
Percent of capacity sold forward
Cost-based contracts	24%	24%	26%	26%	26%
Bundled capacity and energy contracts	8%	8%	8%	8%	8%
Capacity contracts	54%	53%	57%	24%	0
Total	86%	85%	91%	58%	34%

Total Non-Nuclear Net Revenue
Expected portfolio net revenue in $ millions	$80	$89	$110	$136	$144

(d)Assumes uninterrupted normal operation at all operational nuclear plants. NRC license renewal applications are in process for both Indian Point units; at midnight on 9/28/13, IP2 entered the period of extended operations under its current license and the current license for IP3 expires 12/12/15.

(e)	The percentage sold assumes completion of the necessary transmission upgrades required for the approved transmission rights.

IV.	Parent & Other

Parent & Other reported a loss of $(0.25) per share on an as-reported and operational basis for fourth quarter 2014 compared to a fourth quarter 2013 as-reported loss of $(0.32) per share and an operational loss of $(0.34) per share. The period-over-period increase in operational results was due to income tax expense on the fourth quarter 2013 EWC District Energy sale.

For the year, Parent & Other reported a loss of $(1.00) per share on an as-reported and an operational basis in 2014. This compared to a loss of $(0.89) per share on an as-reported basis and $(0.91) per share on an operational basis in 2013. The year-over-year decrease in operational results was due largely to higher income tax expense, offset by the prior year tax on the EWC District Energy sale noted above. Effects of some intercompany transactions also contributed to the decrease.

V.	2015 Earnings Guidance

Entergy is initiating 2015 operational earnings guidance in the range of $5.10 to $5.90 per share. Year-over-year changes are shown as point estimates and are applied to the 2014 operational EPS to compute the 2015 guidance midpoint. Drivers for the 2015 operational earnings guidance range are listed separately. Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the guidance midpoint to produce Entergy’s guidance range. Entergy’s 2015 operational earnings guidance is detailed in Table 8 below.

Table 8: 2015 Operational EPS Guidance
(Per share in U.S. $) - Prepared February 2015
Segment	Description of Drivers	2014 Operational EPS	Expected Change	2015 Guidance Midpoint	2015 Guidance Range

Utility	2014 Operational EPS	4.64
	Adjustment to normalize weather		(0.07)
	Increased net revenue due to retail sales growth and rate changes		0.55
	Asset write-offs in 2014		0.28
	Increased non-fuel O&M expense		(0.15)
	Increased depreciation expense		(0.25)
	Increased interest expense		(0.15)
	Lower effective income tax rate		0.95
	Other		(0.10)
	Subtotal	4.64	1.06	5.70

Entergy Wholesale Commodities	2014 Operational EPS	2.19
	Decreased contribution from VY (effects of VY excluded from other line items)		(0.20)
	Decreased net revenue due primarily to lower energy and capacity pricing for nuclear assets as well as the effects of mark-to-market activity		(0.80)
	Increased non-fuel O&M expense		(0.25)
	Increased depreciation and decommissioning expenses		(0.15)
	Higher effective income tax rate		(0.15)
	Other		0.06
		2.19	(1.49)	0.70

Parent & Other	2014 Operational EPS	(1.00)
	Lower income tax expense		0.20
	Other		(0.10)
	Subtotal	(1.00)	0.10	(0.90)

Consolidated Operational	2015 Operational EPS Guidance Range	5.83	(0.33)	5.50	5.10 - 5.90

Key assumptions supporting 2015 operational earnings guidance are as follows:

Utility

•	Normal weather

•	Retail sales growth around 2.7 percent on a weather-adjusted basis, including 4.4 percent growth in the industrial segment (sales growth approximately half of the total net revenue increase)

•
Rate changes, including placing the Ninemile 6 CCGT in service and in rates, full year of ETI, EMI and ELL rate case adjustments as well as ETI distribution rider, net of the effects of declining rate base at SERI

•	Increased non-fuel O&M expense due largely to higher compensation and benefits costs (largely pension)

◦	Increase in Utility pension and OPEB expense approximately $75 million pre-tax

•	Increased depreciation expense associated with capital investment and higher depreciation rates at EMI (offset in net revenue)

•	Lower effective income tax rate (Utility effective income tax rate estimated at approximately 23 percent)

Entergy Wholesale Commodities

•
EWC earnings decline attributable to VY shutdown (all other assumptions exclude effects of VY); VY’s contribution to 2014 operational earnings, which closed at the end of 2014, was approximately $40 million

•
Approximately 40 TWh of output for the total fleet, reflecting an approximate 92 percent nuclear capacity factor; includes 30-day scheduled refueling outages in 2015 (IP3 and Pilgrim in Spring and Palisades in Fall)

•	Approximately $53 per MWh average realized price for EWC-nuclear fleet’s total energy and capacity revenues, using published market prices at Dec. 31, 2014

◦	Approximately $41 per MWh average market price on 14 percent unsold energy volumes

◦	$4.8 per kW-month average capacity price on 52 percent unsold capacity

•	Nuclear fuel expense around $6.4 per MWh

•	Non-fuel O&M around $25.6 per MWh

◦	Increase in EWC pension and OPEB expense approximately $25 million pre-tax

◦	Includes combustion inspection outage at RISEC

•	Increased decommissioning expense, reflecting accretion of asset retirement obligation

•	Increased depreciation expense due to higher depreciable plant balances

•	Higher effective income tax rate (EWC effective income tax rate estimated at approximately 44 percent)

Other

•	2015 average fully diluted shares outstanding of approximately 180 million

•	Overall effective income tax rate of 23 percent

•	Pension discount rate of 4.27 percent

Operational earnings guidance for 2015 should be considered in association with earnings sensitivities as shown in Table 9. These sensitivities illustrate the estimated change in operational EPS resulting from changes in various revenue and expense drivers. Traditionally, the most significant variables for earnings drivers are retail sales for the Utility and energy prices for EWC.

Estimated annual impacts shown in Table 9 are intended to be indicative rather than precise guidance.

Table 9: 2015 Earnings Sensitivities
(Per share in U.S. $) - Prepared February 2015
Variable	2015 Guidance Assumption	Description of Change	Estimated Annual Impact
Utility
Retail sales growth Residential Commercial/Governmental Industrial	Around 2.7% retail sales growth on a weather adjusted basis, largely driven by 4.4% industrial growth	1% change in Residential MWh sold 1% change in Comm/Govt MWh sold 1% change in Industrial MWh sold	-/+ 0.07 -/+ 0.04 -/+ 0.02
Rate base	Growing rate base	$100 million change in rate base	-/+0.03
ROE	Authorized regulatory ROEs	100 basis point change in allowed ROE	-/+ 0.44
Non-fuel O&M expense	Higher including lower pension discount rate	1% change in expense	+/- 0.08
EWC
Nuclear capacity factor	92% capacity factor	1% change in capacity factor	-/+ 0.05
EWC revenue (energy)	For nuclear portfolio, $48/MWh average price on 86% contracted volume and $41/MWh average price on 14% unsold volume; $80M non-nuclear net revenue	$10/MWh market price change	(0.27)/+ 0.40
EWC revenue (capacity)	$4.8/kW-month average capacity price on 52% unsold nuclear capacity	$0.50/kW-month change in capacity price on nuclear capacity	-/+ 0.05
Non-fuel O&M expense	Higher including lower pension discount rate as well as other increases	1% change in expense	+/- 0.04
Nuclear Outage (lost revenue only)	92% capacity factor, including scheduled refueling outages for three EWC nuclear units	1,000 MW plant for 10 days at average portfolio energy price of $48/MWh for contracted volumes and $41/MWh for unsold volumes in 2015 (assuming no resupply option exercise)	(0.03)/n/a
Consolidated
Interest expense	Higher debt outstanding balances	1% change in interest rate on $1 billion debt	+/- 0.03
Effective income tax rate	23% effective income tax rate	1% change in overall effective income tax rate	+/- 0.07

VI.	Appendices

Five appendices are presented in this section as follows:

•	Appendix A includes EPS variance analysis and detail on special items that relate to the current quarter and year-to-date results.

•	Appendix B provides a summary of planned capital expenditures for 2015 through 2017.

•	Appendix C provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.

•	Appendix D provides definitions of the operational performance measures, GAAP and non-GAAP financial measures and abbreviations or acronyms that are used in this release.

•	Appendix E provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

A.	Variance Analysis and Special Items

Appendix A-1 and Appendix A-2 provide details of fourth quarter and year-to-date 2014 versus 2013 as-reported and operational earnings variance analysis for Utility, EWC, Parent & Other and Consolidated.

Appendix A-1: As-Reported and Operational EPS Variance Analysis
Fourth Quarter 2014 vs. 2013
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)

	Utility			EWC			Parent & Other			Consolidated
	As-Reported	Opera- tional		As-Reported	Opera-tional		As- Reported	Opera-tional		As- Reported	Opera-tional
2013 earnings	0.90	0.86		0.24	0.48		(0.32)	(0.34)		0.82	1.00
Net revenue	0.11	0.13	(f)	0.31	0.31	(g)	(0.02)	(0.02)		0.40	0.42
Depreciation/ amortization expense	0.04	0.04		—	—		—	—		0.04	0.04
Taxes other than income taxes	0.04	0.03		(0.01)	—		—	—		0.03	0.03
Share effect	(0.01)	(0.01)		—	—		—	—		(0.01)	(0.01)
Interest expense and other charges	(0.02)	(0.02)		—	—		—	—		(0.02)	(0.02)
Decommissioning expense	(0.01)	(0.01)		(0.02)	(0.02)		—	—		(0.03)	(0.03)
Asset write-off and impairments	(0.02)	(0.05)	(h)	0.13	—	(i)	0.01	—		0.12	(0.05)
Income taxes - other	(0.25)	(0.11)	(j)	(0.04)	(0.04)		—	0.03		(0.29)	(0.12)
Other income (deductions) - other	(0.03)	(0.03)		(0.09)	(0.09)	(k)	(0.03)	(0.03)		(0.15)	(0.15)
Gain on sale of business	—	—		(0.25)	(0.25)	(l)	0.10	0.10	(l)	(0.15)	(0.15)
Non-fuel O&M	(0.15)	(0.22)	(m)	0.04	—		0.01	0.01		(0.10)	(0.21)
2014 earnings	0.60	0.61		0.31	0.39		(0.25)	(0.25)		0.66	0.75

Appendix A-2: As-Reported and Operational EPS Variance Analysis
Year-to-Date Fourth Quarter 2014 vs. 2013
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)

	Utility			EWC			Parent & Other			Consolidated
	As-Reported	Opera- tional		As-Reported	Opera-tional		As- Reported	Opera-tional		As- Reported	Opera-tional
2013 earnings	4.64	4.80		0.24	1.47		(0.89)	(0.91)		3.99	5.36
Net revenue	0.73	0.75	(f)	1.45	1.45	(g)	(0.06)	(0.06)	(n)	2.12	2.14
Preferred dividend requirements	—	—		(0.01)	(0.01)		0.01	0.01		—	—
Taxes other than income taxes	—	(0.01)		(0.01)	—		—	—		(0.01)	(0.01)
Share effect	(0.04)	(0.04)		(0.01)	(0.01)		—	—		(0.05)	(0.05)
Interest expense and other charges	(0.08)	(0.08)	(o)	—	—		—	—		(0.08)	(0.08)
Non-fuel O&M	0.05	(0.19)	(m)	0.02	0.06	(p)	0.03	0.03		0.10	(0.10)
Decommissioning expense	(0.05)	(0.05)	(q)	(0.06)	(0.06)	(r)	—	—		(0.11)	(0.11)
Other income (deductions) - other	0.03	0.03		(0.08)	(0.08)	(k)	(0.07)	(0.07)	(s)	(0.12)	(0.12)
Gain on sale of business	—	—		(0.25)	(0.25)	(l)	0.10	0.10	(l)	(0.15)	(0.15)
Depreciation/ amortization expense	0.01	0.01		(0.21)	(0.21)	(t)	—	—		(0.20)	(0.20)
Asset write-off and impairments	(0.25)	(0.28)	(h)	0.71	—	(i)	0.01	—		0.47	(0.28)
Income taxes - other	(0.44)	(0.30)	(j)	(0.17)	(0.17)	(u)	(0.13)	(0.10)	(v)	(0.74)	(0.57)
2014 earnings	4.60	4.64		1.62	2.19		(1.00)	(1.00)		5.22	5.83

Utility As-Reported Net Revenue Variance Analysis 2014 vs. 2013 ($ EPS)
	Fourth Quarter	Year-to-Date
Weather	(0.06)	0.07
Sales growth/pricing	0.17	0.52
Other		0.14
Total	0.11	0.73

(f)
The current quarter and year-to-date increases reflected pricing adjustments from rate actions. A portion of the price difference was for recovery of costs outside of net revenue. Sales growth on a weather-adjusted basis also contributed to the increases. For the quarter, the impact of weather partially offset the increases while weather had a favorable effect on a year-to-date basis. A portion of the year-to-date variance was attributable to higher regulatory credits recorded for the difference between asset retirement obligation-related expenses and decommissioning trust earnings plus asset retirement obligation-related costs collected in revenue. Also contributing to the higher regulatory credits was an adjustment to realign the asset retirement regulatory asset with regulatory treatment.

(g)
The quarter-over-quarter increase was driven largely by favorable mark-to-market activity in fourth quarter 2014 compared to negative mark-to-market activity in the prior period. The mark-to-market variance for the full year also included a positive variance in first quarter 2014. The year-to-date increase also reflected higher realized energy and capacity prices for EWC’s nuclear fleet. A higher nuclear capacity factor also contributed, reflecting fewer forced outage days partially offset by an increase in refueling days and the ramp down of VY.

(h)
The decrease in the current quarter was attributable to a $16 million ($10.5 million after-tax) write-off recorded in fourth quarter 2014 because of the uncertainty associated with the resolution of the Waterford 3 replacement steam generator project prudence review. The year-to-date variance also included a charge associated with the EMI rate case settlement recorded in third quarter 2014.

(i)
The as-reported increases in the current quarter and year-to-date periods were primarily a result of the decision to shut down VY in late 2014. The current quarter increase reflected fourth quarter 2013 expenses which resulted from the settlement agreement reached with the State of Vermont. The year-to-date variance included the net effect of two charges. In third quarter 2013, the company recorded a non-cash impairment of the carrying values of VY and related assets to their fair value, in accordance with GAAP, and other related charges. In third quarter 2014, the company recorded additional impairment charges, which was the result of an updated decommissioning cost study completed during the quarter. The charges in 2013 were larger than the charges in the current year.

(j)
The decrease in the current quarter was due to income tax expense adjustments in fourth quarter 2013. The decrease in the year-to-date period also included favorable interest settlements and a state tax benefit in 2013. Partially offsetting was an approximately $10 million state income tax benefit resulting from Act 55 storm securitization in third quarter 2014. The as-reported decreases also included a fourth quarter 2013 tax benefit associated with the ITC transaction.

(k)	The current quarter and year-to-date decreases were due primarily to lower realized earnings on decommissioning trusts.

(l)
The variances in the current quarter and year-to-date periods are attributable to the effects from the fourth quarter 2013 sale of the District Energy business. The total pre-tax gain was realized at EWC, while the income tax effect was realized at Parent & Other.

(m)
The current quarter and year-to-date decreases were attributable to several factors including increases in nuclear generation spending. New MISO RTO administration fees (partially offset in net revenue) and higher energy efficiency spending and storm accruals (offset by net revenue increases). The decreases were partially offset by lower compensation and benefits costs due primarily to fewer employees and lower post-retirement benefit costs. Fossil spending was a driver for the quarter-over-quarter increase (primarily timing). The as-reported variances included the 2013 expenses for the planned spin-merge of the transmission business and reduced spending related to HCM implementation.

(n)
The decrease year-to-date is due to the elimination of inter-segment Network Integration Transmission Service transactions in 2013, which no longer occurs due to the Utility joining MISO. The offsetting elimination is in Parent & Other non-fuel O&M.

(o)	The decrease year-to-date was due primarily to higher interest expense related to net debt issuances and the lease renewal in December 2013 of the Grand Gulf sale leaseback.

(p)
The year-to-date increase reflected lower compensation and benefits expense due to fewer employees and lower post-retirement benefit costs. The sale of District Energy in November 2013 also contributed. Partially offsetting these items were higher contract labor and NRC fees and higher refueling outage amortization expense.

(q)	The decrease in the year-to-date period was due primarily to the effects of updated decommissioning studies (offset in net revenue).

(r)	The year-to-date decrease was due primarily to the effects of updated decommissioning studies.

(s)	The year-to-date decrease is largely due to the elimination of higher affiliate dividend income resulting from Hurricane Isaac Act 55 financing (offset at Utility).

(t)	The year-to-date decrease was due primarily to the effects of a new depreciation study as well as additions to plant in service.

(u)
The year-to-date decrease was largely due to the third quarter 2013 resolution of a tax basis issue which resulted in the reversal of an income tax reserve and a state income tax benefit recorded in second quarter 2013. The decrease was partially offset by a change in New York law which resulted in a reduction of deferred income taxes of approximately $22 million in first quarter 2014.

(v)	The decrease in the year-to-date period was due primarily to a third quarter 2013 reversal of a state valuation allowance.

Appendix A-3 lists special items by business with quarter-to-quarter and year-to-date comparisons. Amounts are shown on both an EPS basis and a net income basis. Special items are those events that are not routine. Special items are included in as-reported EPS consistent with GAAP, but are excluded from operational EPS. As a result, operational EPS is considered a non-GAAP measure.

Appendix A-3: Special Items (shown as positive/(negative) impact on earnings)
Fourth Quarter and Year-to-Date 2014 vs. 2013
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2014	2013	Change	2014	2013	Change
Utility
Transmission business spin-merge expenses	—	0.11	(0.11)	—	(0.05)	0.05
HCM implementation expenses	(0.01)	(0.07)	0.06	(0.04)	(0.11)	0.07
Total Utility	(0.01)	0.04	(0.05)	(0.04)	(0.16)	0.12

EWC
Decision to close VY	(0.08)	(0.18)	0.10	(0.56)	(1.15)	0.59
HCM implementation expenses	—	(0.06)	0.06	(0.01)	(0.08)	0.07
Total EWC	(0.08)	(0.24)	0.16	(0.57)	(1.23)	0.66

Parent & Other
Transmission business spin-merge expenses	—	0.03	(0.03)	—	0.03	(0.03)
HCM implementation expenses	—	(0.01)	0.01	—	(0.01)	0.01
Total Parent & Other	—	0.02	(0.02)	—	0.02	(0.02)

Total Special Items	(0.09)	(0.18)	0.09	(0.61)	(1.37)	0.76

(U.S. $ in millions)
	Fourth Quarter			Year-to-Date
	2014	2013	Change	2014	2013	Change
Utility
Transmission business spin-merge expenses	—	20.0	(20.0)	—	(8.7)	8.7
HCM implementation expenses	(1.5)	(12.5)	11.0	(7.6)	(20.3)	12.7
Total Utility	(1.5)	7.5	(9.0)	(7.6)	(29.0)	21.4

EWC
Decision to close VY	(13.2)	(31.8)	18.6	(99.7)	(204.8)	105.1
HCM implementation expenses	(0.5)	(11.8)	11.3	(2.1)	(15.0)	12.9
Total EWC	(13.7)	(43.6)	29.9	(101.8)	(219.8)	118.0

Parent & Other
Transmission business spin-merge expenses	—	5.5	(5.5)	—	5.5	(5.5)
HCM implementation expenses	—	(1.8)	1.8	—	(1.9)	1.9
Total Parent & Other	—	3.7	(3.7)	—	3.6	(3.6)

Total Special Items	(15.2)	(32.4)	17.2	(109.4)	(245.2)	135.8

B.	Planned Capital Expenditures

As shown in Appendix B, Entergy currently anticipates $9.0 billion for investment, including $8.0 billion for Utility and $1.0 billion for EWC. Utility depreciation expense over the comparable period is expected to total approximately $3.4 billion. In addition to routine maintenance, the capital investment plan includes specific investments and initiatives such as:

•
Utility: Potential resource planning investments, including the planned acquisition of the Union Power Station and approximately $500 million for potential construction of 2,400 MW of additional generation (expected in-service 2020). The plant purchase price for the Union Power Station is $948 million, subject to adjustments. Also included is $133 million for NRC post-Fukushima requirements for the Utility nuclear fleet; $176 million for environmental compliance, including $160 million for potential scrubbers at the White Bluff plant to meet pending Arkansas state requirements under the Clean Air Visibility Rule. The transmission capital plan includes $826 million for major transmission projects to enhance reliability, reduce congestion and enable economic growth.

•
Entergy Wholesale Commodities: Significant projects required for continued operation of the current generation fleet including component replacements, software and security; $71 million for the last NYPA value sharing in January 2015; dry cask storage and license renewal and $137 million for post-Fukushima requirements for the EWC nuclear fleet.

Estimated capital expenditures are subject to periodic review and modification, and actual spending may vary based on a number of factors.

Appendix B: 2015 - 2017 Capital Expenditure Plan
($ in millions) - Prepared February 2015

	2015	2016	2017	Total
Utility
Generation	1,585	635	1,040	3,260
Transmission	805	670	665	2,140
Distribution	715	700	650	2,065
Other	230	190	155	575
Utility Total	3,335	2,195	2,510	8,040
Entergy Wholesale Commodities	425	265	275	965
Total Planned Capital Expenditures	3,760	2,460	2,785	9,005

C.	Financial and Historical Performance Measures

Appendix C-1 provides comparative financial performance measures for the current quarter. Appendix C-2 provides historical financial and operating performance measures for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with GAAP, as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of net income, including special items. Operational measures are non-GAAP measures as they are calculated using operational net income, which excludes the impact of special items. A reconciliation of operational measures to as-reported measures is provided in Appendix E.

Appendix C-1: GAAP and Non-GAAP Financial Performance Measures
Fourth Quarter 2014 vs. 2013 (see Appendix D for definitions of certain measures)

For 12 months ending December 31	2014	2013	Change
GAAP Measures
ROIC - as-reported	5.6%	4.7%	0.9%
ROE - as-reported	9.6%	7.6%	2.0%
Book value per share	$55.83	$54.00	$1.83
End of period shares outstanding (millions)	179.2	178.4	0.8

Non-GAAP Measures
ROIC - operational	6.1%	5.8%	0.3%
ROE - operational	10.7%	10.2%	0.5%

As of December 31 ($ in millions)	2014	2013	Change
GAAP Measures
Cash and cash equivalents	1,422	739	683
Revolver capacity	3,592	3,977	(385)
Commercial paper outstanding	484	1,045	(561)
Total debt	14,030	13,678	352
Securitization debt	785	883	(98)
Debt to capital ratio	57.6%	57.9%	(0.3%)
Off-balance sheet liabilities:
Debt of joint ventures - Entergy’s share	81	86	(5)
Leases - Entergy’s share	422	456	(34)
Total off-balance sheet liabilities	503	542	(39)

Non-GAAP Measures
Debt to capital ratio, excluding securitization debt	56.2%	56.3%	(0.1%)
Gross liquidity	5,014	4,716	298
Net debt to net capital ratio, excluding securitization debt	53.4%	54.8%	(1.4%)
Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt	54.4%	55.9%	(1.5%)
Parent debt to total debt ratio, excluding securitization debt	20.2%	21.9%	(1.7%)
Debt to operational adjusted EBITDA, excluding securitization debt	3.7	4.1	(0.4)
Operational FFO to debt ratio, excluding securitization debt	27.6%	26.8%	0.8%

Appendix C-2: Historical Performance Measures (see Appendix D for definitions of certain measures)
	1Q13	2Q13	3Q13	4Q13	1Q14	2Q14	3Q14	4Q14	14YTD	13YTD
Financial
EPS - as-reported ($)	0.90	0.92	1.34	0.82	2.24	1.05	1.27	0.66	5.22	3.99
Less - special items ($)	(0.04)	(0.09)	(1.07)	(0.18)	(0.05)	(0.06)	(0.41)	(0.09)	(0.61)	(1.37)
EPS - operational ($)	0.94	1.01	2.41	1.00	2.29	1.11	1.68	0.75	5.83	5.36
Trailing twelve months
ROIC - as-reported (%)	6.9	5.9	5.5	4.7	5.7	5.8	5.8	5.6
ROIC - operational (%)	7.0	6.1	6.4	5.8	6.8	6.8	6.3	6.1
ROE - as-reported (%)	12.8	10.5	9.3	7.6	9.9	10.1	9.9	9.6
ROE - operational (%)	13.2	10.9	11.7	10.2	12.5	12.6	11.2	10.7
Debt to capital ratio (%)	58.7	59.0	58.4	57.9	57.5	56.9	56.7	57.6
Debt to capital ratio, excluding securitization debt (%)	56.9	57.3	56.7	56.3	55.9	55.4	55.2	56.2
Net debt to net capital ratio, excluding securitization debt (%)	56.3	56.7	56.0	54.8	54.1	54.1	53.0	53.4
Parent debt to total debt ratio, excluding securitization debt (%)	23.6	20.6	21.0	21.9	20.6	20.2	19.6	20.2
Debt to operational adjusted EBITDA, excluding securitization debt	4.0	4.1	4.1	4.1	3.7	3.5	3.6	3.7
Operational FFO to debt ratio, excluding securitization debt (%)	24.3	23.3	25.9	26.8	26.9	28.9	29.4	27.6
Utility
GWh billed
Residential	8,344	7,377	11,359	8,089	10,027	7,266	10,869	7,770	35,932	35,169
Commercial & Governmental	7,005	7,267	9,041	7,647	7,384	7,349	8,940	7,583	31,255	30,959
Industrial	9,868	10,357	11,038	10,389	10,113	10,902	11,620	11,087	43,723	41,653
Wholesale	630	590	667	1,133	2,234	2,048	2,075	3,105	9,462	3,020
Non-fuel O&M per MWh (w)	$21.02	$23.44	$18.15	$21.99	$17.53	$21.00	$18.40	$22.48	$19.79	$20.98
EWC
Owned Capacity in MW (x)	6,612	6,612	6,612	6,068	6,068	6,068	6,068	6,068	6,068	6,068
GWh billed	10,387	11,172	11,630	11,938	10,014	11,533	11,328	11,550	44,424	45,127
Net revenue ($ millions)	493	383	494	432	748	471	485	521	2,224	1,802
Operational adjusted EBITDA ($ millions)	194	61	165	133	455	145	165	183	950	553
Avg realized revenue per MWh	$58.66	$47.36	$53.22	$45.05	$90.68	$49.75	$53.11	$53.64	$60.84	$50.86
Non-fuel O&M per MWh (w)	$25.22	$25.69	$25.28	$25.10	$25.50	$24.99	$25.18	$25.78	$25.34	$25.32
EWC Nuclear Operational Measures
Capacity factor (%)	83	82	94	97	82	95	90	95	91	89
GWh billed	9,246	9,789	10,274	10,858	9,079	10,588	9,950	10,635	40,253	40,167
Avg realized revenue per MWh	$57.82	$46.40	$53.16	$44.15	$88.86	$49.79	$53.24	$53.17	$60.35	$50.15
Production cost per MWh (w)	$25.94	$29.16	$25.32	$25.37	$26.72	$25.88	$27.37	$26.18	$26.44	$26.35

(w)Excludes effect of special items: the proposed spin-merge of the transmission business at Utility (2013 quarterly periods and 2013 year-to-date) and HCM implementation expenses at Utility and EWC (second quarter 2013 through fourth quarter 2014) and special items in non-fuel O&M resulting from the decision to close VY (third quarter 2013 through fourth quarter 2014).

(x)
Fourth quarter 2013 and first, second and third quarters and year-to-date 2014 were reduced due to the retirement of R.E. Ritchie Unit 2 (gas/oil) plant in November 2013 (544 MW); fourth quarter and year-to-date 2014 include capacity for VY, which was retired in December 2014 (605 MW).

D.	Definitions

Appendix D provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release. Non-GAAP measures are included in this release to provide metrics that remove the effect of financial events that are not routine, from commonly used financial metrics.

Appendix D: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms
Utility Operational Performance Measures
GWh billed	Total number of GWh billed to all retail and wholesale customers
Non-fuel O&M per MWh	Operation and maintenance expenses per MWh of billed sales, excluding fuel, fuel-related expenses and gas purchased for resale, purchased power and special items
Number of retail customers	Number of customers at end of period
EWC Operational Performance Measures
Net revenue	Operating revenue less fuel, fuel related expenses and purchased power
Owned capacity (MW)
Installed capacity owned and operated by EWC, including investments in wind generation accounted for under the equity method of accounting; in November 2013, R.E. Ritchie Unit 2 (gas/oil) plant was retired (544 MW) and VY (nuclear) was retired on Dec. 29, 2014 (605 MW)

GWh billed	Total number of GWh billed to customers, excluding investments in wind generation accounted for under the equity method of accounting and financially-settled instruments
Average realized revenue per MWh	As-reported revenue per MWh billed, excluding revenue from the amortization of the Palisades below-market PPA and/or investments in wind generation accounted for under the equity method of accounting
Non-fuel O&M per MWh
Operation and maintenance expenses per MWh billed, excluding fuel, fuel-related expenses and gas purchased for resale, purchased power, special items and investments in wind generation accounted for under the equity method of accounting

Capacity factor	Normalized percentage of the period that the nuclear plants generate power
Production cost per MWh	Fuel and non-fuel O&M expenses according to accounting standards that directly relate to the production of electricity per MWh (based on net generation), excluding special items
Refueling outage days	Number of days lost for scheduled refueling outage during the period
Planned TWh of generation
Amount of output expected to be generated by EWC resources considering plant operating characteristics, outage schedules and expected market conditions which impact dispatch, assuming uninterrupted normal operation at the remaining nuclear plants and timely renewal of plant operating licenses; non-nuclear also includes purchases from affiliated and non-affiliated counterparties under long-term contracts and excludes energy and capacity from EWC’s wind investment accounted for under the equity method of accounting

Percent of planned generation under contract
Percent of planned generation output sold or purchased forward under contracts, forward physical contracts, forward financial contracts or options that mitigate price uncertainty that may or may not require regulatory approval or approval of transmission rights, or other conditions precedent; positions that are no longer classified as hedges are netted in the planned generation under contract

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages
Unit-contingent with availability guarantees
Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm LD
Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract; a portion of which may be capped through the use of risk management products

Offsetting positions	Transactions for the purchase of energy, generally to offset a Firm LD transaction
Cost-based contracts
Contracts priced in accordance with cost-based rates, a ratemaking concept used for the design and development of rate schedules to ensure that the filed rate schedules recover only the cost of providing the service; these contracts are on owned EWC resources located within Entergy’s utility service territory and were executed prior to EWC receiving market-based authority under MISO

Planned net MW in operation
Amount of installed capacity to generate power and/or sell capacity; non-nuclear also includes purchases from affiliated and non-affiliated counterparties under long-term contracts and excludes energy and capacity from EWC’s wind investment accounted for under the equity method of accounting

Percent of capacity sold forward	Percent of planned qualified capacity sold to mitigate price uncertainty under physical or financial transactions
Bundled capacity and energy contracts	A contract for the sale of installed capacity and related energy, priced per MWh sold
Capacity contracts	A contract for the sale of the installed capacity product in regional markets managed by ISO-NE, the NYISO and MISO

Appendix D: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms (continued)
EWC Operational Performance Measures (continued)
Average revenue per MWh on contracted volumes
Revenue on a per unit basis at which generation output reflected in contracts is expected to be sold to third parties (including offsetting positions) at the minimum contract prices and at forward market prices at a point in time, given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market PPA for Palisades; revenue will fluctuate due to factors including market price changes affecting revenue received on puts, collars and call options, positive or negative basis differentials, option premiums and market prices at the time of option expiration, costs to convert firm LD to unit-contingent and other risk management costs; also, excludes payments owed under the value sharing agreements, if any

Average revenue under contract per kW per month (applies to capacity contracts only)	Revenue on a per unit basis at which capacity is expected to be sold to third parties, given existing contract prices and/or auction awards
Expected sold and market total revenue per MWh
Total energy and capacity revenue on a per unit basis at which total planned generation output and capacity is expected to be sold given contract terms and market prices at a point in time, including estimates for market price changes affecting revenue received on puts, collars and call options, positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert Firm LD to unit-contingent and other risk management costs, divided by total planned MWh of generation, excluding the revenue associated with the amortization of the Palisades below-market PPA; also excludes payments owed under value sharing agreements, if any

Financial Measures - GAAP
ROIC - as-reported
12-months rolling net income attributable to Entergy Corporation or Subsidiary (Net Income) adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital

ROE - as-reported	12-months rolling Net Income divided by average common equity
Book value per share	End of period common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable and commercial paper and capital leases on the balance sheet
Debt of joint ventures - Entergy’s share	Entergy’s share of debt issued by business joint ventures at EWC
Leases - Entergy’s share	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital ratio	Total debt divided by total capitalization
Securitization debt
Debt associated with securitization bonds issued to recover storm costs from hurricanes Rita, Ike and Gustav at ETI; the 2009 ice storm at EAI and investment recovery of costs associated with the cancelled Little Gypsy repowering project at ELL

Financial Measures - Non-GAAP
Operational earnings	As-reported Net Income adjusted to exclude the impact of special items
Adjusted EBITDA
Earnings before interest, income taxes, depreciation and amortization, and interest and investment income excluding decommissioning expense, and other than temporary impairment losses on decommissioning trust fund assets; for Entergy consolidated, also excludes AFUDC-equity funds and subtracts securitization proceeds.

Operational adjusted EBITDA	Adjusted EBITDA excluding effects of special items
ROIC - operational	12-months rolling operational Net Income adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
ROE - operational	12-months rolling operational Net Income divided by average common equity
Gross liquidity	Sum of cash and revolver capacity
Debt to capital ratio, excluding securitization debt	Total debt divided by total capitalization, excluding securitization debt
Net debt to net capital ratio, excluding securitization debt	Total debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents, excluding securitization debt
Net debt to net capital ratio, including off-balance sheet liabilities, excluding securitization debt
Sum of total debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents, excluding securitization debt

Debt to EBITDA	End of period total debt excluding securitization debt divided by 12-months rolling operational adjusted EBITDA
FFO
Net cash flow provided by operations less AFUDC-borrowed funds, working capital items in operating cash flow (receivables, fuel inventory, accounts payable, prepaid taxes and taxes accrued, interest accrued and other working capital accounts) and securitization regulatory charge

Operational FFO	FFO excluding effects of special items
FFO to debt	12-months rolling operational FFO as a percentage of end of period total debt excluding securitization debt
Parent debt to total debt	End of period Entergy Corporation debt, including amounts drawn on credit revolver and commercial paper facilities, as a percent of total debt excluding securitization debt

Appendix D: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms (continued)
Abbreviations or Acronyms
AFUDC-borrowed funds	Allowance for borrowed funds used during construction
AFUDC-equity funds	Allowance for equity funds used during construction
APSC	Arkansas Public Service Commission
CCGT	Combined cycle gas turbine
DOE	U.S. Department of Energy
EAI	Entergy Arkansas, Inc.
EGSL	Entergy Gulf States Louisiana, L.L.C.
ELL	Entergy Louisiana, LLC
EMI	Entergy Mississippi, Inc.
ENOI	Entergy New Orleans, Inc.
EPS	Earnings per share
ETI	Entergy Texas, Inc.
EWC	Entergy Wholesale Commodities
Firm LD	Firm liquidated damages
FitzPatrick	James A. FitzPatrick Nuclear Power Plant
FFO	Funds from operations
GAAP	Generally accepted accounting principles
HCM	Human Capital Management program
IP2	Indian Point Energy Center Unit 2 (nuclear)
IP3	Indian Point Energy Center Unit 3 (nuclear)
ISO	Independent system operator
ISO-NE	ISO New England
LHV	Lower Hudson Valley
LPSC	Louisiana Public Service Commission
MISO	Midcontinent Independent System Operator, Inc.
MPSC	Mississippi Public Service Commission
Non-fuel O&M	Operation and maintenance expenses excluding fuel, fuel related expenses, and gas purchased for resale and purchased power
NRC	Nuclear Regulatory Commission
NYISO	New York Independent System Operator, Inc.
NYPA	New York Power Authority
NYSE	New York Stock Exchange
Palisades	Palisades Power Plant (nuclear)
PPA	Power purchase agreement
PUCT	Public Utility Commission of Texas
RISEC	Rhode Island State Energy Center (CCGT)
ROE	Return on equity
ROIC	Return on invested capital
RTO	Regional transmission organization
VY	Vermont Yankee Nuclear Power Station (nuclear)

E.	GAAP to Non-GAAP Reconciliations

Appendix E-1, Appendix E-2 and Appendix E-3 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix E-1: Reconciliation of GAAP to Non-GAAP Financial Measures - ROE, ROIC Metrics
($ in millions)
	1Q13	2Q13	3Q13	4Q13	1Q14	2Q14	3Q14	4Q14
As-reported net income attributable to Entergy Corporation, rolling 12 months (A)	1,160	958	861	712	952	977	968	941
Preferred dividends	22	21	20	19	18	19	19	20
Tax effected interest expense	356	363	365	371	376	381	383	386
As-reported net income attributable to Entergy Corporation, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,538	1,342	1,246	1,102	1,346	1,377	1,370	1,347

Special items in prior quarters	(31)	(28)	(33)	(212)	(239)	(232)	(52)	(95)

Special items in current quarter
Decision to close VY	—	—	(173)	(32)	(6)	(7)	(74)	(13)
Transmission business spin-merge expenses	(6)	(12)	(10)	25	—	—	—	—
HCM implementation expenses	0	(4)	(7)	(26)	(3)	(4)	(1)	(2)
Total special items (C)	(37)	(44)	(224)	(245)	(248)	(243)	(127)	(109)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,575	1,386	1,470	1,347	1,594	1,620	1,497	1,456

Operational earnings, rolling 12 months (A-C)	1,197	1,002	1,085	957	1,200	1,220	1,095	1,050

Average invested capital (D)	22,389	22,573	22,857	23,283	23,539	23,680	23,720	23,979

Average common equity (E)	9,064	9,152	9,299	9,415	9,581	9,668	9,779	9,820

ROIC - as-reported % (B/D)	6.9	5.9	5.5	4.7	5.7	5.8	5.8	5.6

ROIC - operational % ((B-C)/D)	7.0	6.1	6.4	5.8	6.8	6.8	6.3	6.1

ROE - as-reported % (A/E)	12.8	10.5	9.3	7.6	9.9	10.1	9.9	9.6

ROE - operational % ((A-C)/E)	13.2	10.9	11.7	10.2	12.5	12.6	11.2	10.7

Appendix E-2: Reconciliation of GAAP to Non-GAAP Financial Measures - Credit and Liquidity Metrics
($ in millions)
	1Q13	2Q13	3Q13	4Q13	1Q14	2Q14	3Q14	4Q14
Total debt (A)	13,471	13,747	13,623	13,678	13,860	13,692	13,673	14,030
Less securitization debt (B)	952	927	910	883	861	832	814	785
Total debt, excluding securitization debt (C)	12,519	12,820	12,713	12,795	12,999	12,860	12,859	13,245
Less cash and cash equivalents (D)	263	311	365	739	908	650	1,069	1,422
Net debt, excluding securitization debt (E)	12,256	12,509	12,348	12,056	12,091	12,210	11,790	11,823

Total capitalization (F)	22,965	23,302	23,312	23,615	24,113	24,059	24,127	24,343
Less securitization debt (B)	952	927	910	883	861	832	814	785
Total capitalization, excluding securitization debt (G)	22,013	22,375	22,402	22,732	23,252	23,227	23,313	23,558
Less cash and cash equivalents (D)	263	311	365	739	908	650	1,069	1,422
Net capital, excluding securitization debt (H)	21,750	22,064	22,037	21,993	22,344	22,577	22,244	22,136

Debt to capital ratio % (A/F)	58.7	59.0	58.4	57.9	57.5	56.9	56.7	57.6

Debt to capital ratio, excluding securitization debt % (C/G)	56.9	57.3	56.7	56.3	55.9	55.4	55.2	56.2

Net debt to net capital ratio, excluding securitization debt % (E/H)	56.3	56.7	56.0	54.8	54.1	54.1	53.0	53.4

Off-balance sheet liabilities (I)	595	594	592	542	542	541	539	503

Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt % ((E+I)/(H+I))	57.5	57.8	57.2	55.9	55.2	55.2	54.1	54.4

Revolver capacity (J)	3,542	3,819	4,129	3,977	4,077	4,003	3,975	3,592

Gross liquidity (D+J)	3,805	4,130	4,494	4,716	4,985	4,653	5,044	5,014

Entergy Corporation notes:
Due September 2015	550	550	550	550	550	550	550	550
Due January 2017	500	500	500	500	500	500	500	500
Due September 2020	450	450	450	450	450	450	450	450
Total parent long-term debt (K)	1,500	1,500	1,500	1,500	1,500	1,500	1,500	1,500
Revolver draw (L)	570	190	150	255	115	195	245	695
Commercial paper (M)	883	947	1,015	1,045	1,059	909	776	484

Total parent debt (K)+(L)+(M)	2,953	2,637	2,665	2,800	2,674	2,604	2,521	2,679

Parent debt to total debt ratio, excluding securitization debt % ((K)+(L)+(M))/(C)	23.6	20.6	21.0	21.9	20.6	20.2	19.6	20.2

Appendix E-2: Reconciliation of GAAP to Non-GAAP Financial Measures - Credit and Liquidity Metrics (continued)
($ in millions)
	1Q13	2Q13	3Q13	4Q13	1Q14	2Q14	3Q14	4Q14
Total debt (A)	13,471	13,747	13,623	13,678	13,860	13,692	13,673	14,030
Less securitization debt (B)	952	927	910	883	861	832	814	785
Total debt, excluding securitization debt (C)	12,519	12,820	12,713	12,795	12,999	12,860	12,859	13,245
As-reported consolidated net income, rolling 12 months	1,182	980	881	731	970	996	968	960
Add back: interest expense, rolling 12 months	580	590	593	604	612	618	623	628
Add back: income tax expense, rolling 12 months	148	343	135	226	326	382	519	590
Add back: depreciation and amortization, rolling 12 months	1,165	1,188	1,231	1,261	1,289	1,323	1,330	1,319
Add back: regulatory charges (credits), rolling 12 months	180	46	36	46	44	26	16	(14)
Subtract: securitization proceeds, rolling 12 months	133	129	127	127	132	133	132	130
Subtract: interest and investment income, rolling 12 months	125	136	135	199	196	180	206	148
Subtract: AFUDC - equity funds, rolling 12 months	81	69	68	66	68	67	66	65
Add back: decommissioning expense, rolling 12 months	186	233	237	242	249	257	264	273
Adjusted EBITDA, rolling 12 months (D)	3,102	3,046	2,783	2,718	3,094	3,222	3,316	3,413
Add back: special item for transmission business spin-merge expenses, rolling 12 months (pre-tax)	38	41	41	36	29	16	6	0
Add back: special item for HCM implementation expenses, rolling 12 months (pre-tax)	—	6	18	60	65	66	55	16
Add back: special item resulting from decision to close VY, rolling 12 months (pre-tax)	—	—	292	343	353	364	186	154
Operational adjusted EBITDA, rolling 12 months (E)	3,140	3,094	3,134	3,157	3,541	3,668	3,563	3,583
Debt to operational adjusted EBITDA, excluding securitization debt (C)/(E)	4.0	4.1	4.1	4.1	3.7	3.5	3.6	3.7

Net cash flow provided by operating activities, rolling 12 months (F)	2,884	2,868	2,920	3,189	3,412	3,602	3,881	3,890
AFUDC borrowed funds used during construction, rolling 12 months (G)	(33)	(29)	(28)	(26)	(27)	(29)	(31)	(34)
Working capital items in net cash flow provided by operating activities, rolling 12 months:
Receivables	(200)	(180)	(126)	(181)	(102)	(9)	(26)	98
Fuel inventory	3	14	14	5	26	31	18	4
Accounts payable	98	137	(231)	94	168	(11)	135	(13)
Prepaid taxes and taxes accrued	109	10	5	(143)	(187)	(124)	(117)	(63)
Interest accrued	3	5	0	(4)	2	1	18	25
Other working capital accounts	(269)	(177)	(102)	(66)	(29)	(48)	11	112
Securitization regulatory charge	95	92	91	93	98	99	99	97
Total (H)	(161)	(99)	(349)	(202)	(24)	(61)	138	260
FFO, rolling 12 months (F)+(G)-(H)	3,012	2,938	3,241	3,365	3,409	3,634	3,712	3,596
Add back: special item for transmission business spin-merge expenses, rolling 12 months (pre-tax)	36	37	40	36	31	21	8	—
Add back: special item for HCM implementation expenses, rolling 12 months (pre-tax)	—	6	12	24	53	55	52	51
Add back: special item resulting from decision to close VY, rolling 12 months (pre-tax)	—	—	1	4	6	8	8	7
Operational FFO, rolling 12 months (I)	3,048	2,981	3,294	3,429	3,499	3,718	3,780	3,654
Operational FFO to debt ratio, excluding securitization debt % (I)/(C)	24.3	23.3	25.9	26.8	26.9	28.9	29.4	27.6
Totals may not foot due to rounding.

Appendix E-3: Reconciliation of GAAP to Non-GAAP Financial Measures - EWC Operational Adjusted EBITDA
($ in millions)
	1Q13	2Q13	3Q13	4Q13	1Q14	2Q14	3Q14	4Q14
Net income	82	12	(93)	42	242	26	(33)	58
Add back: interest expense	3	4	4	5	5	3	4	5
Add back: income tax expense	57	(15)	(107)	(12)	119	20	2	36
Add back: depreciation and amortization	49	50	55	61	70	71	72	63
Subtract: interest and investment income	28	22	21	66	26	22	29	37
Add back: decommissioning expense	31	30	32	33	34	35	35	38
Adjusted EBITDA	194	59	(130)	63	444	133	51	162
Add back: special item for HCM implementation expenses (pre-tax)	—	2	3	19	1	1	1	1
Add back: special item resulting from the decision to close VY (pre-tax)	—	—	292	52	10	11	113	20
Operational adjusted EBITDA	194	61	165	133	455	145	165	183
Totals may not foot due to rounding.

Entergy Corporation’s common stock is listed on the New York and Chicago exchanges under the symbol “ETR.”

Additional investor information can be accessed online at
www.entergy.com/investor_relations

*********************************************************************************************************************************
Cautionary Note Regarding Forward-Looking Statements

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other things, Entergy’s 2015 operational earnings guidance and other statements of Entergy’s plans, beliefs or expectations included in this news release. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements, including (a) those factors discussed elsewhere in this news release and in Entergy’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) changes in decommissioning trust fund values or earnings or in the timing or cost of decommissioning VY or any of Entergy’s other nuclear plant sites; (f) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (g) risks and uncertainties associated with strategic transactions that Entergy or its subsidiaries may undertake, including the proposed acquisition of the Union Power Station in El Dorado, Arkansas and the proposed combination of ELL and EGSL, including the risk that any such transaction may not be completed as and when expected and the risk that the anticipated benefits of the transaction may not be realized, and (h) economic conditions and conditions in commodity and capital markets during the periods covered by the forward-looking statements.

VII.	Financial Statements

Entergy Corporation

Consolidating Balance Sheet
December 31, 2014
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS
CURRENT ASSETS

Cash and cash equivalents:
Cash	$109,253	$17,768	$4,306	$131,327
Temporary cash investments	864,162	414,931	11,606	1,290,699
Total cash and cash equivalents	973,415	432,699	15,912	1,422,026
Notes receivable	—	521,183	(521,183)	—
Accounts receivable:
Customer	473,695	123,222	—	596,917
Allowance for doubtful accounts	(35,663)	—	—	(35,663)
Associated companies	28,475	1,806	(30,281)	—
Other	198,525	10,502	11,315	220,342
Accrued unbilled revenues	321,659	—	—	321,659
Total accounts receivable	986,691	135,530	(18,966)	1,103,255
Deferred fuel costs	155,140	—	—	155,140
Accumulated deferred income taxes	107,482	60,214	(139,913)	27,783
Fuel inventory - at average cost	193,710	11,724	—	205,434
Materials and supplies - at average cost	602,656	315,928	—	918,584
Deferred nuclear refueling outage costs	86,753	127,435	—	214,188
Prepayments and other	155,219	192,788	(4,784)	343,223
TOTAL	3,261,066	1,797,501	(668,934)	4,389,633

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,390,786	36,122	(1,390,674)	36,234
Decommissioning trust funds	2,471,082	2,899,850	—	5,370,932
Non-utility property - at cost (less accumulated depreciation)	201,618	7,912	4,261	213,791
Other	396,102	9,067	—	405,169
TOTAL	4,459,588	2,952,951	(1,386,413)	6,026,126

PROPERTY, PLANT, AND EQUIPMENT

Electric	39,845,364	5,032,653	3,402	44,881,419
Property under capital lease	945,784	—	—	945,784
Natural gas	377,565	—	—	377,565
Construction work in progress	970,629	455,063	289	1,425,981
Nuclear fuel	839,694	702,361	—	1,542,055
TOTAL PROPERTY, PLANT AND EQUIPMENT	42,979,036	6,190,077	3,691	49,172,804
Less - accumulated depreciation and amortization	19,007,189	1,442,465	204	20,449,858
PROPERTY, PLANT AND EQUIPMENT - NET	23,971,847	4,747,612	3,487	28,722,946

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	836,064	—	—	836,064
Other regulatory assets	4,968,553	—	—	4,968,553
Deferred fuel costs	238,102	—	—	238,102
Goodwill	374,099	3,073	—	377,172
Accumulated deferred income taxes	9,804	36,722	1,825	48,351
Other	176,186	741,641	3,080	920,907
TOTAL	6,602,808	781,436	4,905	7,389,149

TOTAL ASSETS	$38,295,309	$10,279,500	$(2,046,955)	$46,527,854

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2014
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$327,790	$21,585	$550,000	$899,375
Notes payable and commercial paper:
Associated companies	—	238,196	(238,196)	—
Other	114,417	—	483,990	598,407
Account payable:
Associated companies	19,617	19,706	(39,323)	—
Other	889,763	276,336	332	1,166,431
Customer deposits	412,166	—	—	412,166
Taxes accrued	88,681	19,540	19,887	128,108
Accumulated deferred income taxes	20,653	—	17,386	38,039
Interest accrued	181,359	101	24,550	206,010
Deferred fuel costs	91,602	—	—	91,602
Obligations under capital leases	2,508	—	—	2,508
Pension and other postretirement liabilities	47,269	10,725	—	57,994
Other	148,473	97,439	2,339	248,251
TOTAL	2,344,298	683,628	820,965	3,848,891

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	7,780,487	1,264,524	88,150	9,133,161
Accumulated deferred investment tax credits	247,521	—	—	247,521
Obligations under capital leases	29,710	—	—	29,710
Other regulatory liabilities	1,383,609	—	—	1,383,609
Decommissioning and retirement cost liabilities	2,540,529	1,917,767	—	4,458,296
Accumulated provisions	413,842	4,286	—	418,128
Pension and other postretirement liabilities	2,767,800	870,495	—	3,638,295
Long-term debt	10,797,389	58,053	1,644,667	12,500,109
Other	803,136	338,973	(584,460)	557,649
TOTAL	26,764,023	4,454,098	1,148,357	32,366,478

Subsidiaries' preferred stock without sinking fund	186,511	24,249	—	210,760

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2014	2,161,268	201,104	(2,359,824)	2,548
Paid-in capital	2,458,397	1,676,973	1,239,983	5,375,353
Retained earnings	4,572,383	3,116,184	2,481,090	10,169,657
Accumulated other comprehensive income (loss)	(165,571)	123,264	—	(42,307)
Less - treasury stock, at cost (75,512,079 shares in 2014)	120,000	—	5,377,526	5,497,526
Total common shareholders' equity	8,906,477	5,117,525	(4,016,277)	10,007,725
Subsidiaries' preferred stock without sinking fund	94,000	—	—	94,000
TOTAL	9,000,477	5,117,525	(4,016,277)	10,101,725

TOTAL LIABILITIES AND EQUITY	$38,295,309	$10,279,500	$(2,046,955)	$46,527,854

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2013
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS
CURRENT ASSETS

Cash and cash equivalents:
Cash	$119,781	$9,192	$1,006	$129,979
Temporary cash investments	431,436	167,266	10,445	609,147
Total cash and cash equivalents	551,217	176,458	11,451	739,126
Notes receivable	—	530,389	(530,389)	—
Accounts receivable:
Customer	509,176	161,465	—	670,641
Allowance for doubtful accounts	(34,311)	—	—	(34,311)
Associated companies	47,887	2,776	(50,663)	—
Other	184,640	10,353	35	195,028
Accrued unbilled revenues	340,828	—	—	340,828
Total accounts receivable	1,048,220	174,594	(50,628)	1,172,186
Deferred fuel costs	116,379	—	—	116,379
Accumulated deferred income taxes	195,030	13,915	(33,872)	175,073
Fuel inventory - at average cost	198,604	10,354	—	208,958
Materials and supplies - at average cost	603,557	311,449	—	915,006
Deferred nuclear refueling outage costs	78,633	113,841	—	192,474
Prepayments and other	362,832	180,477	(132,820)	410,489
TOTAL	3,154,472	1,511,477	(736,258)	3,929,691

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,097,270	40,238	(1,097,158)	40,350
Decommissioning trust funds	2,235,826	2,667,318	—	4,903,144
Non-utility property - at cost (less accumulated depreciation)	182,465	8,189	8,721	199,375
Other	150,015	60,601	—	210,616
TOTAL	3,665,576	2,776,346	(1,088,437)	5,353,485

PROPERTY, PLANT, AND EQUIPMENT

Electric	38,043,514	4,888,807	3,391	42,935,712
Property under capital lease	941,299	—	—	941,299
Natural gas	366,365	—	—	366,365
Construction work in progress	1,217,138	297,451	268	1,514,857
Nuclear fuel	854,617	712,287	—	1,566,904
TOTAL PROPERTY, PLANT AND EQUIPMENT	41,422,933	5,898,545	3,659	47,325,137
Less - accumulated depreciation and amortization	18,199,512	1,243,791	190	19,443,493
PROPERTY, PLANT AND EQUIPMENT - NET	23,223,421	4,654,754	3,469	27,881,644

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	849,718	—	—	849,718
Other regulatory assets	3,893,363	—	—	3,893,363
Deferred fuel costs	172,202	—	—	172,202
Goodwill	374,099	3,073	—	377,172
Accumulated deferred income taxes	9,117	52,894	—	62,011
Other	197,617	698,161	(8,618)	887,160
TOTAL	5,496,116	754,128	(8,618)	6,241,626
		0
TOTAL ASSETS	$35,539,585	$9,696,705	$(1,829,844)	$43,406,446

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2013
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$438,884	$18,211	$—	$457,095
Notes payable and commercial paper:
Associated companies	—	103,739	(103,739)	—
Other	2,940	—	1,043,947	1,046,887
Account payable:
Associated companies	15,836	28,216	(44,052)	—
Other	916,616	256,018	679	1,173,313
Customer deposits	370,997	—	—	370,997
Taxes accrued	—	—	191,093	191,093
Accumulated deferred income taxes	97,463	(3)	(69,153)	28,307
Interest accrued	156,968	194	23,835	180,997
Deferred fuel costs	57,631	—	—	57,631
Obligations under capital leases	2,323	—	—	2,323
Pension and other postretirement liabilities	58,720	8,699	—	67,419
Other	202,465	282,045	—	484,510
TOTAL	2,320,843	697,119	1,042,610	4,060,572

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	7,340,267	1,266,913	117,455	8,724,635
Accumulated deferred investment tax credits	263,765	—	—	263,765
Obligations under capital leases	32,218	—	—	32,218
Other regulatory liabilities	1,295,955	—	—	1,295,955
Decommissioning and retirement cost liabilities	2,235,194	1,698,222	—	3,933,416
Accumulated provisions	110,899	3,191	1,049	115,139
Pension and other postretirement liabilities	1,708,639	612,065	—	2,320,704
Long-term debt	10,307,888	76,800	1,754,461	12,139,149
Other	741,376	593,325	(751,034)	583,667
TOTAL	24,036,201	4,250,516	1,121,931	29,408,648

Subsidiaries' preferred stock without sinking fund	186,511	24,249	—	210,760

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2013	2,161,268	201,094	(2,359,814)	2,548
Paid-in capital	2,417,670	1,627,856	1,322,605	5,368,131
Retained earnings	4,518,741	2,849,546	2,456,766	9,825,053
Accumulated other comprehensive income (loss)	(75,649)	46,325	—	(29,324)
Less - treasury stock, at cost (76,381,936 shares in 2013)	120,000	—	5,413,942	5,533,942
Total common shareholders' equity	8,902,030	4,724,821	(3,994,385)	9,632,466
Subsidiaries' preferred stock without sinking fund	94,000	—	—	94,000
TOTAL	8,996,030	4,724,821	(3,994,385)	9,726,466

TOTAL LIABILITIES AND EQUITY	$35,539,585	$9,696,705	$(1,829,844)	$43,406,446

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2014 vs December 31, 2013
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$(10,528)	$8,576	$3,300	$1,348
Temporary cash investments	432,726	247,665	1,161	681,552
Total cash and cash equivalents	422,198	256,241	4,461	682,900
Notes receivable	—	(9,206)	9,206	—
Accounts receivable:
Customer	(35,481)	(38,243)	—	(73,724)
Allowance for doubtful accounts	(1,352)	—	—	(1,352)
Associated companies	(19,412)	(970)	20,382	—
Other	13,885	149	11,280	25,314
Accrued unbilled revenues	(19,169)	—	—	(19,169)
Total accounts receivable	(61,529)	(39,064)	31,662	(68,931)
Deferred fuel costs	38,761	—	—	38,761
Accumulated deferred income taxes	(87,548)	46,299	(106,041)	(147,290)
Fuel inventory - at average cost	(4,894)	1,370	—	(3,524)
Materials and supplies - at average cost	(901)	4,479	—	3,578
Deferred nuclear refueling outage costs	8,120	13,594	—	21,714
Prepayments and other	(207,613)	12,311	128,036	(67,266)
TOTAL	106,594	286,024	67,324	459,942

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	293,516	(4,116)	(293,516)	(4,116)
Decommissioning trust funds	235,256	232,532	—	467,788
Non-utility property - at cost (less accumulated depreciation)	19,153	(277)	(4,460)	14,416
Other	246,087	(51,534)	—	194,553
TOTAL	794,012	176,605	(297,976)	672,641

PROPERTY, PLANT, AND EQUIPMENT

Electric	1,801,850	143,846	11	1,945,707
Property under capital lease	4,485	—	—	4,485
Natural gas	11,200	—	—	11,200
Construction work in progress	(246,509)	157,612	21	(88,876)
Nuclear fuel	(14,923)	(9,926)	—	(24,849)
TOTAL PROPERTY, PLANT AND EQUIPMENT	1,556,103	291,532	32	1,847,667
Less - accumulated depreciation and amortization	807,677	198,674	14	1,006,365
PROPERTY, PLANT AND EQUIPMENT - NET	748,426	92,858	18	841,302

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	(13,654)	—	—	(13,654)
Other regulatory assets	1,075,190	—	—	1,075,190
Deferred fuel costs	65,900	—	—	65,900
Goodwill	—	—	—	—
Accumulated deferred income taxes	687	(16,172)	1,825	(13,660)
Other	(21,431)	43,480	11,698	33,747
TOTAL	1,106,692	27,308	13,523	1,147,523

TOTAL ASSETS	$2,755,724	$582,795	$(217,111)	$3,121,408

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2014 vs December 31, 2013
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$(111,094)	$3,374	$550,000	$442,280
Notes payable and commercial paper:
Associated companies	—	134,457	(134,457)	—
Other	111,477	—	(559,957)	(448,480)
Account payable:
Associated companies	3,781	(8,510)	4,729	—
Other	(26,853)	20,318	(347)	(6,882)
Customer deposits	41,169	—	—	41,169
Taxes accrued	88,681	19,540	(171,206)	(62,985)
Accumulated deferred income taxes	(76,810)	3	86,539	9,732
Interest accrued	24,391	(93)	715	25,013
Deferred fuel costs	33,971	—	—	33,971
Obligations under capital leases	185	—	—	185
Pension and other postretirement liabilities	(11,451)	2,026	—	(9,425)
Other	(53,992)	(184,606)	2,339	(236,259)
TOTAL	23,455	(13,491)	(221,645)	(211,681)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	440,220	(2,389)	(29,305)	408,526
Accumulated deferred investment tax credits	(16,244)	—	—	(16,244)
Obligations under capital leases	(2,508)	—	—	(2,508)
Other regulatory liabilities	87,654	—	—	87,654
Decommissioning and retirement cost liabilities	305,335	219,545	—	524,880
Accumulated provisions	302,943	1,095	(1,049)	302,989
Pension and other postretirement liabilities	1,059,161	258,430	—	1,317,591
Long-term debt	489,501	(18,747)	(109,794)	360,960
Other	61,760	(254,352)	166,574	(26,018)
TOTAL	2,727,822	203,582	26,426	2,957,830

Subsidiaries' preferred stock without sinking fund	—	—	—	—

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2014 and in 2013	—	10	(10)	—
Paid-in capital	40,727	49,117	(82,622)	7,222
Retained earnings	53,642	266,638	24,324	344,604
Accumulated other comprehensive income (loss)	(89,922)	76,939	—	(12,983)
Less - treasury stock, at cost	—	—	(36,416)	(36,416)
Total common shareholders' equity	4,447	392,704	(21,892)	375,259
Subsidiaries' preferred stock without sinking fund	—	—	—	—
TOTAL	4,447	392,704	(21,892)	375,259

TOTAL LIABILITIES AND EQUITY	$2,755,724	$582,795	$(217,111)	$3,121,408

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended December 31, 2014
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$2,167,568	$—	$(26)	$2,167,542
Natural gas	40,067	—	—	40,067
Competitive businesses	—	623,652	57	623,709
Total	2,207,635	623,652	31	2,831,318

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	535,527	90,246	(26)	625,747
Purchased power	344,879	12,878	26	357,783
Nuclear refueling outage expenses	30,479	39,508	—	69,987
Other operation and maintenance	636,263	277,409	4,274	917,946
Asset write-offs, impairments and related charges	11,368	612	—	11,980
Decommissioning	33,636	37,567	—	71,203
Taxes other than income taxes	105,460	32,067	140	137,667
Depreciation and amortization	262,119	63,213	761	326,093
Other regulatory charges (credits) - net	(6,762)	—	—	(6,762)
Total	1,952,969	553,500	5,175	2,511,644

Gain on sale of business	—	—	—	—

OPERATING INCOME	254,666	70,152	(5,144)	319,674

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	18,148	—	—	18,148
Interest and investment income	38,343	37,222	(36,919)	38,646
Miscellaneous - net	2,188	(9,307)	(1,872)	(8,991)
Total	58,679	27,915	(38,791)	47,803

INTEREST EXPENSE
Interest expense	147,051	4,552	18,121	169,724
Allowance for borrowed funds used during construction	(9,377)	—	—	(9,377)
Total	137,674	4,552	18,121	160,347

INCOME BEFORE INCOME TAXES	175,671	93,515	(62,056)	207,130

Income taxes	62,013	35,834	(15,723)	82,124

CONSOLIDATED NET INCOME	113,658	57,681	(46,333)	125,006

Preferred dividend requirements of subsidiaries	4,332	547	—	4,879

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$109,326	$57,134	$(46,333)	$120,127

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.61	$0.32	($0.26)	$0.67
DILUTED	$0.60	$0.31	($0.25)	$0.66

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				180,245,555
DILUTED				181,603,441
*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended December 31, 2013
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$2,112,490	$—	$(1,420)	$2,111,070
Natural gas	41,039	—	—	41,039
Competitive businesses	—	542,181	(2,384)	539,797
Total	2,153,529	542,181	(3,804)	2,691,906

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	527,485	100,672	(533)	627,624
Purchased power	301,461	9,642	(8,189)	302,914
Nuclear refueling outage expenses	33,594	31,267	—	64,861
Other operation and maintenance	587,211	300,385	6,431	894,027
Asset write-offs, impairments and related charges	9,411	37,831	2,790	50,032
Decommissioning	29,886	32,876	—	62,762
Taxes other than income taxes	114,808	32,305	303	147,416
Depreciation and amortization	275,304	61,199	1,000	337,503
Other regulatory charges (credits) - net	22,683	—	—	22,683
Total	1,901,843	606,177	1,802	2,509,822

Gain on sale of business	—	43,569	—	43,569

OPERATING INCOME	251,686	(20,427)	(5,606)	225,653

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	19,378	—	—	19,378
Interest and investment income	62,102	66,172	(31,251)	97,023
Miscellaneous - net	(10,535)	(11,003)	(1,338)	(22,876)
Total	70,945	55,169	(32,589)	93,525

INTEREST EXPENSE
Interest expense	139,078	5,087	18,949	163,114
Allowance for borrowed funds used during construction	(7,068)	—	—	(7,068)
Total	132,010	5,087	18,949	156,046

INCOME BEFORE INCOME TAXES	190,621	29,655	(57,144)	163,132

Income taxes	25,100	(12,503)	(817)	11,780

CONSOLIDATED NET INCOME	165,521	42,158	(56,327)	151,352

Preferred dividend requirements of subsidiaries	4,332	91	—	4,423

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$161,189	$42,067	$(56,327)	$146,929

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.90	$0.24	($0.32)	$0.82
DILUTED	$0.90	$0.24	($0.32)	$0.82

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				178,332,416
DILUTED				178,751,436
*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended December 31, 2014 vs. 2013
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$55,078	$—	$1,394	$56,472
Natural gas	(972)	—	—	(972)
Competitive businesses	—	81,471	2,441	83,912
Total	54,106	81,471	3,835	139,412

OPERATING EXPENSES
Operation and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	8,042	(10,426)	507	(1,877)
Purchased power	43,418	3,236	8,215	54,869
Nuclear refueling outage expenses	(3,115)	8,241	—	5,126
Other operation and maintenance	49,052	(22,976)	(2,157)	23,919
Asset write-offs, impairments and related charges	1,957	(37,219)	(2,790)	(38,052)
Decommissioning	3,750	4,691	—	8,441
Taxes other than income taxes	(9,348)	(238)	(163)	(9,749)
Depreciation and amortization	(13,185)	2,014	(239)	(11,410)
Other regulatory charges (credits )- net	(29,445)	—	—	(29,445)
Total	51,126	(52,677)	3,373	1,822

Gain on sale of business	—	(43,569)	—	(43,569)

OPERATING INCOME	2,980	90,579	462	94,021

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(1,230)	—	—	(1,230)
Interest and investment income	(23,759)	(28,950)	(5,668)	(58,377)
Miscellaneous - net	12,723	1,696	(534)	13,885
Total	(12,266)	(27,254)	(6,202)	(45,722)

INTEREST EXPENSE
Interest expense	7,973	(535)	(828)	6,610
Allowance for borrowed funds used during construction	(2,309)	—	—	(2,309)
Total	5,664	(535)	(828)	4,301

INCOME BEFORE INCOME TAXES	(14,950)	63,860	(4,912)	43,998

Income taxes	36,913	48,337	(14,906)	70,344

CONSOLIDATED NET INCOME	(51,863)	15,523	9,994	(26,346)

Preferred dividend requirements of subsidiaries	—	456	—	456

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$(51,863)	$15,067	$9,994	$(26,802)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	($0.29)	$0.08	$0.06	($0.15)
DILUTED	($0.30)	$0.07	$0.07	($0.16)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Year to Date December 31, 2014
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$9,592,028	$—	$(126)	$9,591,902
Natural gas	181,794	—	—	181,794
Competitive businesses	—	2,719,404	1,821	2,721,225
Total	9,773,822	2,719,404	1,695	12,494,921

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,219,637	413,087	(166)	2,632,558
Purchased power	1,833,267	82,105	42	1,915,414
Nuclear refueling outage expenses	118,358	149,321	—	267,679
Other operation and maintenance	2,276,263	1,023,018	11,255	3,310,536
Asset write-offs, impairments and related charges	72,225	107,527	—	179,752
Decommissioning	131,110	141,511	—	272,621
Taxes other than income taxes	472,729	130,729	1,148	604,606
Depreciation and amortization	1,039,012	275,924	3,702	1,318,638
Other regulatory charges (credits) - net	(13,772)	—	—	(13,772)
Total	8,148,829	2,323,222	15,981	10,488,032

Gain on sale of business	—	—	—	—

OPERATING INCOME	1,624,993	396,182	(14,286)	2,006,889

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	64,802	—	—	64,802
Interest and investment income	171,217	113,959	(137,490)	147,686
Miscellaneous - net	(10,639)	(21,986)	(9,391)	(42,016)
Total	225,380	91,973	(146,881)	170,472

INTEREST EXPENSE
Interest expense	565,305	16,646	79,132	661,083
Allowance for borrowed funds used during construction	(33,576)	—	—	(33,576)
Total	531,729	16,646	79,132	627,507

INCOME BEFORE INCOME TAXES	1,318,644	471,509	(240,299)	1,549,854

Income taxes	472,148	176,988	(59,539)	589,597

CONSOLIDATED NET INCOME	846,496	294,521	(180,760)	960,257

Preferred dividend requirements of subsidiaries	17,348	2,188	—	19,536

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$829,148	$292,333	$(180,760)	$940,721

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$4.62	$1.63	($1.01)	$5.24
DILUTED	$4.60	$1.62	($1.00)	$5.22

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				179,506,151
DILUTED				180,296,885
*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Year to Date December 31, 2013
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,947,433	$—	$(5,073)	$8,942,360
Natural gas	154,353	—	—	154,353
Competitive businesses	—	2,312,758	(18,524)	2,294,234
Total	9,101,786	2,312,758	(23,597)	11,390,947

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,036,749	411,233	(2,164)	2,445,818
Purchased power	1,495,643	99,460	(40,771)	1,554,332
Nuclear refueling outage expenses	124,960	131,841	—	256,801
Other operation and maintenance	2,263,894	1,048,061	19,979	3,331,934
Asset write-offs, impairments and related charges	9,411	329,336	2,790	341,537
Decommissioning	116,812	125,292	—	242,104
Taxes other than income taxes	469,969	129,020	1,361	600,350
Depreciation and amortization	1,041,031	215,871	4,142	1,261,044
Other regulatory charges (credits) - net	45,597	—	—	45,597
Total	7,604,066	2,490,114	(14,663)	10,079,517

Gain on sale of business	—	43,569	—	43,569

OPERATING INCOME	1,497,720	(133,787)	(8,934)	1,354,999

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	66,053	—	—	66,053
Interest and investment income	186,724	137,727	(125,151)	199,300
Miscellaneous - net	(29,192)	(22,112)	(8,458)	(59,762)
Total	223,585	115,615	(133,609)	205,591

INTEREST EXPENSE
Interest expense	534,673	16,323	78,541	629,537
Allowance for borrowed funds used during construction	(25,500)	—	—	(25,500)
Total	509,173	16,323	78,541	604,037

INCOME BEFORE INCOME TAXES	1,212,132	(34,495)	(221,084)	956,553

Income taxes	365,917	(77,471)	(62,465)	225,981

CONSOLIDATED NET INCOME	846,215	42,976	(158,619)	730,572

Preferred dividend requirements of subsidiaries	17,329	91	1,250	18,670

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$828,886	$42,885	$(159,869)	$711,902

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$4.65	$0.24	($0.90)	$3.99
DILUTED	$4.64	$0.24	($0.89)	$3.99

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				178,211,192
DILUTED				178,570,400
*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Year to Date December 31, 2014 vs. 2013
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$644,595	$—	$4,947	$649,542
Natural gas	27,441	—	—	27,441
Competitive businesses	—	406,646	20,345	426,991
Total	672,036	406,646	25,292	1,103,974

OPERATING EXPENSES
Operation and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	182,888	1,854	1,998	186,740
Purchased power	337,624	(17,355)	40,813	361,082
Nuclear refueling outage expenses	(6,602)	17,480	—	10,878
Other operation and maintenance	12,369	(25,043)	(8,724)	(21,398)
Asset write-offs, impairments and related charges	62,814	(221,809)	(2,790)	(161,785)
Decommissioning	14,298	16,219	—	30,517
Taxes other than income taxes	2,760	1,709	(213)	4,256
Depreciation and amortization	(2,019)	60,053	(440)	57,594
Other regulatory charges (credits )- net	(59,369)	—	—	(59,369)
Total	544,763	(166,892)	30,644	408,515

Gain on sale of business	—	(43,569)	—	(43,569)

OPERATING INCOME	127,273	529,969	(5,352)	651,890

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(1,251)	—	—	(1,251)
Interest and investment income	(15,507)	(23,768)	(12,339)	(51,614)
Miscellaneous - net	18,553	126	(933)	17,746
Total	1,795	(23,642)	(13,272)	(35,119)

INTEREST EXPENSE
Interest expense	30,632	323	591	31,546
Allowance for borrowed funds used during construction	(8,076)	—	—	(8,076)
Total	22,556	323	591	23,470

INCOME BEFORE INCOME TAXES	106,512	506,004	(19,215)	593,301

Income taxes	106,231	254,459	2,926	363,616

CONSOLIDATED NET INCOME	281	251,545	(22,141)	229,685

Preferred dividend requirements of subsidiaries	19	2,097	(1,250)	866

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$262	$249,448	$(20,891)	$228,819

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	($0.03)	$1.39	($0.11)	$1.25
DILUTED	($0.04)	$1.38	($0.11)	$1.23

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended December 31, 2014 vs. 2013
(Dollars in thousands)
(Unaudited)

	2014	2013	Variance

OPERATING ACTIVITIES
Consolidated net income	$125,006	$151,352	$(26,346)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	542,345	539,091	3,254
Deferred income taxes, investment tax credits, and non-current taxes accrued	116,553	137,737	(21,184)
Asset write-offs, impairments and related charges	16,612	50,032	(33,420)
Gain on sale of business	—	(43,569)	43,569
Changes in working capital:
Receivables	217,601	93,228	124,373
Fuel inventory	(26,339)	(11,548)	(14,791)
Accounts payable	27,171	175,062	(147,891)
Prepaid taxes and taxes accrued	(82,730)	(136,476)	53,746
Interest accrued	28,944	21,919	7,025
Deferred fuel costs	53,784	38,595	15,189
Other working capital accounts	116,485	14,985	101,500
Changes in provisions for estimated losses	14,358	(645)	15,003
Changes in other regulatory assets	(1,208,592)	932,458	(2,141,050)
Changes in other regulatory liabilities	46,060	106,376	(60,316)
Changes in pensions and other postretirement liabilities	1,599,620	(1,384,849)	2,984,469
Other	(588,806)	306,012	(894,818)
Net cash flow provided by operating activities	998,072	989,760	8,312

INVESTING ACTIVITIES
Construction/capital expenditures	(612,580)	(506,385)	(106,195)
Allowance for equity funds used during construction	19,238	20,278	(1,040)
Nuclear fuel purchases	(184,076)	(119,369)	(64,707)
Payments for purchases of plants	—	(17,300)	17,300
Proceeds from sale of assets and businesses	—	147,922	(147,922)
Insurance proceeds received for property damages	7,320	—	7,320
Changes in securitization account	6,419	3,857	2,562
Payments to storm reserve escrow account	(1,887)	(1,834)	(53)
Receipts from storm reserve escrow account	—	—	—
Decrease (increase) in other investments	9,893	(39,299)	49,192
Proceeds from nuclear decommissioning trust fund sales	425,298	967,841	(542,543)
Investment in nuclear decommissioning trust funds	(455,672)	(999,528)	543,856
Net cash flow used in investing activities	(786,047)	(543,817)	(242,230)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	1,432,453	820,019	612,434
Preferred stock of subsidiary	—	24,249	(24,249)
Treasury stock	106,798	3,807	102,991
Retirement of long-term debt	(787,618)	(708,440)	(79,178)
Repurchase of common stock	(165,012)	—	(165,012)
Changes in credit borrowings and commercial paper - net	(293,038)	(59,153)	(233,885)
Other	2,597	—	2,597
Dividends paid:
Common stock	(149,809)	(148,006)	(1,803)
Preferred stock	(4,879)	(4,333)	(546)
Net cash flow provided by (used in) financing activities	141,492	(71,857)	213,349

Effect of exchange rates on cash and cash equivalents	—	(292)	292

Net increase (decrease) in cash and cash equivalents	353,517	373,794	(20,277)

Cash and cash equivalents at beginning of period	1,068,509	365,332	703,177

Cash and cash equivalents at end of period	$1,422,026	$739,126	$682,900

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest - net of amount capitalized	$135,276	$135,051	$225
Income taxes	$29,939	$20,175	$9,764

Entergy Corporation

Consolidated Cash Flow Statement
Year to Date December 31, 2014 vs. 2013
(Dollars in thousands)
(Unaudited)
	2014	2013	Variance

OPERATING ACTIVITIES
Consolidated net income	$960,257	$730,572	$229,685
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	2,127,892	2,012,076	115,816
Deferred income taxes, investment tax credits, and non-current taxes accrued	596,935	311,789	285,146
Asset write-offs, impairments and related charges	123,527	341,537	(218,010)
Gain on sale of business	—	(43,569)	43,569
Changes in working capital:
Receivables	98,493	(180,648)	279,141
Fuel inventory	3,524	4,873	(1,349)
Accounts payable	(12,996)	94,436	(107,432)
Prepaid taxes and taxes accrued	(62,985)	(142,626)	79,641
Interest accrued	25,013	(3,667)	28,680
Deferred fuel costs	(70,691)	(4,824)	(65,867)
Other working capital accounts	112,390	(66,330)	178,720
Changes in provisions for estimated losses	301,871	(248,205)	550,076
Changes in other regulatory assets	(1,061,537)	1,105,622	(2,167,159)
Changes in other regulatory liabilities	87,654	397,341	(309,687)
Changes in pensions and other postretirement liabilities	1,308,166	(1,433,663)	2,741,829
Other	(647,952)	314,505	(962,457)
Net cash flow provided by operating activities	3,889,561	3,189,219	700,342

INVESTING ACTIVITIES
Construction/capital expenditures	(2,119,191)	(2,287,593)	168,402
Allowance for equity funds used during construction	68,375	69,689	(1,314)
Nuclear fuel purchases	(537,548)	(517,825)	(19,723)
Payment for purchase of plant	—	(17,300)	17,300
Proceeds from sale of assets and businesses	10,100	147,922	(137,822)
Insurance proceeds received for property damages	40,670	—	40,670
Changes in securitization account	1,511	155	1,356
NYPA value sharing payment	(72,000)	(71,736)	(264)
Payments to storm reserve escrow account	(276,057)	(7,716)	(268,341)
Receipts from storm reserve escrow account	—	260,279	(260,279)
Decrease (increase) in other investments	46,983	(82,955)	129,938
Litigation proceeds for reimbursement of spent nuclear fuel storage costs	—	21,034	(21,034)
Proceeds from nuclear decommissioning trust fund sales	1,872,115	2,031,552	(159,437)
Investment in nuclear decommissioning trust funds	(1,989,446)	(2,147,099)	157,653
Net cash flow used in investing activities	(2,954,488)	(2,601,593)	(352,895)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	3,100,069	3,746,016	(645,947)
Preferred stock of subsidiary	—	24,249	(24,249)
Treasury stock	194,866	24,527	170,339
Retirement of long-term debt	(2,323,313)	(3,814,666)	1,491,353
Repurchase of common stock	(183,271)	—	(183,271)
Changes in credit borrowings and commercial paper - net	(448,475)	250,889	(699,364)
Other	23,579	—	23,579
Dividends paid:
Common stock	(596,117)	(593,037)	(3,080)
Preferred stock	(19,511)	(18,802)	(709)
Net cash flow used in financing activities	(252,173)	(380,824)	128,651

Effect of exchange rates on cash and cash equivalents	—	(245)	245

Net increase (decrease) in cash and cash equivalents	682,900	206,557	476,343

Cash and cash equivalents at beginning of period	739,126	532,569	206,557

Cash and cash equivalents at end of period	$1,422,026	$739,126	$682,900

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest - net of amount capitalized	$611,346	$611,114	$232
Income taxes	$77,799	$127,735	($49,936)